Exhibit 99.2

CARMIKE CINEMAS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

On October 14, 2010, Carmike Cinemas, Inc. (“Carmike” or the “Company”) finalized the modification of its long-term exhibition agreement (the “Modified Exhibition Agreement”) with Technicolor Cinema Advertising, LLC (“Screenvision”), the Company’s exclusive provider of on-screen advertising services, which extended the Company’s exhibition agreement with Screenvision, which was set to expire on July 1, 2012, for an additional 30 year term through July 1, 2042 (“Expiration Date”).

In connection with the Modified Exhibition Agreement, the Company will receive a cash payment of $30 million from Screenvision in January 2011 and, on October 14, 2010, the Company received membership units representing approximately 20% of the issued and outstanding membership units of the newly formed SV Holdco, LLC (“SV Holdco”), a private limited liability company, which acquired 100% of the outstanding common stock of Screenvision on that date and has no activities other than its ownership of Screenvision. The units are structured as a profits interest and entitle the Company to receive, upon liquidation of SV Holdco, a pro rata share of the liquidation proceeds, provided that applicable distribution thresholds are satisfied. The Company will also receive additional units (“bonus units”), all of which will be subject to forfeiture, or may forfeit some of its initial units, based upon changes in the Company’s future theatre and screen count. Bonus units and those initial units also subject to forfeiture will each become non-forfeitable on the Expiration Date, or upon the earlier occurrence of certain events, including (1) a change of control or liquidation of SV Holdco or (2) the consummation of an initial public offering of securities of SV Holdco. As a result, bonus units and forfeitable units will not be reflected in the Company’s consolidated financial statements until such units become non-forfeitable. Both the cash and non-forfeitable unit consideration will be deferred and recognized as concessions and other revenue on a straight line basis beginning October 14, 2010.

The Company will apply the equity method of accounting for its non-forfeitable units and will record the related percentage of the earnings or losses of SV Holdco in its Consolidated Statement of Operations beginning on October 14, 2010.

The following unaudited pro forma condensed financial statements reflect the historical results of the Company as adjusted on a pro forma basis to give effect to the Screenvision Transaction. The unaudited pro forma condensed balance sheet is based on the unaudited June 30, 2010 condensed consolidated balance sheet of Carmike and includes pro forma adjustments to give effect to the receipt of $30 million in cash and an approximately 20% ownership interest in SV Holdco under the Screenvision transaction as if it occurred on June 30, 2010. The unaudited pro forma condensed statements of operations for the year ended December 31, 2009 and the six months ended June 30, 2010 are based on the audited statements of operations of Carmike and Screenvision for the year ended December 31, 2009 and the unaudited statements of operations of Carmike and Screenvision for the six months ended June 30, 2010, respectively, as if the Screenvision transaction had occurred on January 1, 2009.

The unaudited pro forma condensed financial statements are provided for illustrative purposes only. The information includes certain assumptions and estimates and may not necessarily be indicative of the results that actually would have occurred had the Screenvision transaction occurred as of the date or at the beginning of the periods presented or which may be attained in the future. These unaudited pro forma condensed financial statements should be read in conjunction with the accompanying notes; the Company’s Annual Report on Form 10-K for the year ended December 31, 2009; the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2010; the Current Reports on Form 8-K filed by Carmike on October 1, 2010 and October 20, 2010 in connection with the Screenvision transaction; and the audited consolidated financial statements of Screenvision as of and for the year ended December 31, 2009 and the unaudited condensed consolidated financial statements of Screenvision as of and for the six months ended June 30, 2010, both of which are included in this Current Report on Form 8-K.

CARMIKE CINEMAS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

AS OF JUNE 30, 2010

(in thousands except share and per share data)

	Carmike Historical	Pro Forma Adjustments (Footnote 2)		Carmike Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$18,373	$30,000	a	$48,373
Restricted cash	96	—		96
Accounts receivable	4,955	—		4,955
Inventories	2,603	—		2,603
Prepaid expenses	6,827	—		6,827

Total current assets	32,854	30,000		62,854

Property and equipment:
Land	54,233	—		54,233
Buildings and building improvements	272,660	—		272,660
Leasehold improvements	120,229	—		120,229
Assets under capital leases	50,924	—		50,924
Equipment	214,631	—		214,631
Construction in progress	1,608	—		1,608

Total property and equipment	714,285	—		714,285
Accumulated depreciation and amortization	(338,111)	—		(338,111)

Property and equipment, net of accumulated depreciation	376,174	—		376,174

Assets held for sale	2,249	—		2,249
Intangible assets, net of accumulated amortization	1,175	—		1,175
Other assets	23,176	7,875	b	31,051

Total assets	$435,629	$37,875		$473,504

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$29,209	$—		$29,209
Accrued expenses	30,585	—		30,585
Deferred revenue	—	1,184	a, b	1,184
Current maturities of long-term debt, capital leases and long-term financing obligations	4,292	—		4,292

Total current liabilities	64,087	1,184		65,270

Long-term liabilities:
Deferred revenue	—	36,691	a, b	36,691
Long-term debt, less current maturities	238,988	—		238,988
Capital leases and long-term financing obligations, less current maturities	116,341	—		116,341
Other	14,363	2,858	f	17,221

Total long-term liabilities	369,692	39,549		409,242

Commitments and contingencies (Note 7)

Stockholders’ equity:
Preferred Stock, $1.00 par value per share: 1,000,000 shares authorized, no shares issued	—	—		—
Common Stock, $0.03 par value per share: 20,000,000 shares authorized, 13,328,372 shares issued and 12,879,173 shares outstanding at June 30, 2010, and 13,266,372 shares issued and 12,862,963 shares outstanding at December 31, 2009	400	—		400
Treasury stock, 449,199 and 403,409 shares at June 30, 2010 and December 31, 2009, respectively	(11,657)	—		(11,657)
Paid-in capital	288,120	—		288,120
Accumulated deficit	(275,012)	(2,858	) f	(277,870)

Total stockholders’ equity	1,851	(2,858)		(1,007)

Total liabilities and stockholders’ equity	$435,629	$37,875		$473,504

The accompanying notes are an integral part of these financial statements.

CARMIKE CINEMAS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands, except per share data)

	Carmike Historical	Pro Forma Adjustments (Footnote 2)		Carmike Pro Forma
Revenues:
Admissions	$345,742	$—		$345,742
Concessions and other (includes $8.6 million from related parties before pro forma adjustments)	168,973	(474	) d, g, h	168,499

Total operating revenues	514,715	(474)		514,241
Operating costs and expenses:
Film exhibition costs	191,379	—		191,379
Concession costs	17,415	—		17,415
Other theatre operating costs	210,487	—		210,487
General and administrative expenses	16,139	—		16,139
Separation agreement charges	5,462	—		5,462
Depreciation and amortization	34,324	—		34,324
(Gain) loss on sale of property and equipment	(425)	—		(425)
Impairment of long-lived assets	17,554	—		17,554

Total operating costs and expenses	492,335	—		492,335

Operating income	22,380	(474)		21,906
Interest expense	33,067	—		33,067

Income (loss) from continuing operations before income tax	(10,687)	(474)		(11,161)
Income tax expense	4,359	3,105	e, f	7,464
Earnings from equity investment	—	2,782	c, d	2,782

Income (loss) from continuing operations	$(15,046)	$(797)		$(15,843)

Weighted average shares outstanding:
Basic	12,678	—		12,678
Diluted	12,678	—		12,678

Loss from continuing operations per common share (Basic and Diluted):

Loss from continuing operations per common share	$(1.19)			$(1.25)

The accompanying notes are an integral part of these financial statements.

CARMIKE CINEMAS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2010

(in thousands, except per share data)

	Carmike Historical	Pro Forma Adjustments (Footnote 2)		Carmike Pro Forma
Revenues:
Admissions	$167,002	$—		$167,002
Concessions and other (includes $3.9 million from related parties before pro forma adjustments)	84,588	(165	) d, g, h	84,423

Total operating revenues	251,590	(165)		251,425
Operating costs and expenses:
Film exhibition costs	94,449	—		94,449
Concession costs	9,103	—		9,103
Other theatre operating costs	107,185	—		107,185
General and administrative expenses	9,304	—		9,304
Depreciation and amortization	16,096	—		16,096
(Gain) loss on sale of property and equipment	9	—		9
Impairment of long-lived assets	3,724	—		3,724

Total operating costs and expenses	239,870	—		239,870

Operating income	11,720	(165)		11,555
Interest expense	18,665	—		18,665
Loss on extinguishment of debt	2,568	—		2,568

Income (loss) from continuing operations before income tax	(9,513)	(165)		(9,678)
Income tax expense	560	9,902	e, f	10,462
Earnings from equity investment	—	625	c, d	625

Income (loss) from continuing operations	$(10,073)	$(9,442)		$19,515

Weighted average shares outstanding:
Basic	12,720	—		12,720
Diluted	12,720	—		12,720

Loss from continuing operations per common share (Basic and Diluted):

Loss from continuing operations per common share	$(0.79)			$(1.53)

The accompanying notes are an integral part of these financial statements.

CARMIKE CINEMAS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1.	Basis of Presentation

The historical financial information is derived from the historical consolidated financial statements of Carmike and the historical consolidated financial statements of Screenvision. The unaudited pro forma condensed balance sheet as of June 30, 2010 has been prepared as if Carmike’s receipt of $30 million and approximately 20% ownership interest in SV Holdco (the “Transaction”), the parent company of Screenvision, occurred on June 30, 2010. The unaudited pro forma condensed statements of operations for the year ended December 31, 2009 and the six months ended June 30, 2010 have been prepared as if the Transaction occurred on January 1, 2009. Because SV Holdco was formed on the date of the Transaction and has no activities other than its ownership of 100% of the outstanding common stock of Screenvision, the unaudited pro forma financial statements reflect adjustments based upon the historical consolidated financial statements of Screenvision.

2.	Pro Forma Adjustments

The following adjustments were made in preparation of the unaudited pro forma condensed financial statements.

(a)	Adjustment to record the $30 million cash bonus paid to the Company from Screenvision as partial consideration for the Company extending its long-term exhibition agreement with Screenvision for an additional thirty year term. The Company will defer the revenue related to the bonus and amortize it on a straight line basis through the Expiration Date. The year ended 2009 and six months ended June 30, 2010 Statement of Operations, have been prepared as if Carmike’s receipt of $30 million occurred on January 1, 2009. The Company has not imputed any interest income related to the receipt of this cash bonus in the December 31, 2009 or June 30, 2010 Statements of Operations.

(b)	Adjustment to reflect the estimated fair value of the Company’s non-forfeitable ownership interest in SV Holdco, the parent Company of Screenvision, based upon a preliminary valuation. The Company’s profits interest in Screenvision equity is 20% less any forfeitable units. The fair value of these non-forfeitable units was determined using the Black-Scholes option pricing model. The Black-Scholes model considers the market price of the equity of SV Holdco, the expected holding term of the Company’s ownership interest, the risk-free rate over the expected term, and the expected volatility of the equity of SV Holdco, as determined by reference to peer companies. The Company has deferred revenue in an amount equal to the fair value of the ownership interest and will amortize the revenue through the Expiration Date.

The following table sets forth information about the estimated fair value of the Company’s non-forfeitable ownership interest in SV Holdco and the related assumptions as of the Transaction date:

Fair value of non-forfeitable ownership interest	$8.00
Expected life (years)	5.0
Risk-free interest rate	1.2%
Expected dividend yield	—%
Expected volatility	70.0%

(c)	Adjustment to reflect the application of the equity method of accounting for the Company’s ownership interest in SV Holdco. Specifically, the adjustment represents the Company’s non-forfeitable ownership interest in SV Holdco net income for the year ended 2009 of $1.17 million and net loss for the six months ended June 30, 2010 of $105 thousand.

(d)	Adjustment to reflect the elimination of advertising revenue recorded by Carmike and advertising expense recorded by Screenvision associated with the theatre exhibition agreement for the year ended 2009 and six months ended June 30, 2010 of $1.6 million and $730 thousand, respectively. Carmike’s historical advertising revenue includes monthly on-going attendance-based payments from Screenvision.

(e)	Adjustment to reflect the income tax expense associated with the $30 million bonus due to the Company from Screenvision for the year ended 2009 and the six months ended June 30, 2010 of approximately $331 thousand and $10.4 million, respectively. Applicable U.S. tax laws which allow for a one-year deferral of taxable income associated with the unamortized portion of certain deferred revenue items (such as this cash bonus); such tax will be incurred and is included in tax expense for the six months ended June 30, 2010. The Company continues to believe the realization of its deferred tax assets are not likely. As such, current income tax expense associated with the Transaction is generally not offset by a deferred tax benefit. Tax expense for the six months ended June 30, 2010 has been offset by a reduction in the valuation allowance of $455 thousand as a result of deferred tax assets that more likely than not will be recognized.

(f)	Adjustment to reflect the income tax liability, and related expense, on the fair value of the Company’s non-forfeitable ownership interest in SV Holdco. The Company will recognize a tax basis for these units that is lower than the carrying value for financial statement purposes. However, as this tax position may not be sustained upon examination, the Company has recorded a related liability for this uncertain tax position. As a result, the Company has recorded tax expense for the year ended December 31, 2009 of $2.8 million and a deferred tax benefit for the six months ended June 30, 2010 of $43 thousand.

(g)	Adjustment to reflect the amortization of deferred revenue for the $30 million bonus for the year ended 2009 and the six months ended June 30, 2010 of $896 thousand and $448 thousand, respectively.

(h)	Adjustment to reflect the amortization of deferred revenue for the non-forfeitable ownership interest in SV Holdco for the year ended 2009 and the six months ended June 30, 2010 of $235 thousand and $118 thousand, respectively.